Exhibit 5.1

July 26, 2006

The Dress Barn, Inc.
30 Dunnigan Drive
Suffern, New York 10901

Ladies and Gentlemen:

You have requested our opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) being filed by you with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 600,000 shares of your common stock, par value $.05 (the “Shares”), which may be issued in connection with the Dress Barn, Inc. 401(k) Profit Sharing Retirement Savings Plan (the “Plan”).

On the basis of such investigation as we have deemed necessary, we are of the opinion that the Shares when issued in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable. In rendering this opinion, I have assumed the genuineness of all signatures, the legal capacity of natural persons and the authenticity of all documents I have examined.

This opinion is limited to the law of the States of Connecticut and New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

McDonald & McDonald

/s/ Christopher J. McDonald, Esq.

Christopher J. McDonald, Esq.
A Member of the Firm